Exhibit 99.1

National Dentex Corporation Announces Fourth Quarter and Full Year 2007 Results

NATICK, Mass.--(BUSINESS WIRE)--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the fourth quarter and year ended December 31, 2007. Sales for the quarter totaled $41,380,000 compared to $40,589,000 a year earlier, an increase of 1.9%. Net income for the quarter was $656,000 or $.12 per share on a diluted basis compared to $369,000 or $.06 per share on a diluted basis in 2006.

For the full year ended December 31, 2007, sales increased 13.5% to $170,361,000 compared to $150,107,000 for the same period in 2006. Net income for 2007 increased by 15.0% to $6,626,000 or $1.17 per share on a diluted basis from $5,763,000 or $1.01 per share on a diluted basis for 2006.

Commenting on today’s announcements, David Brown, President and CEO, stated: “At the beginning of 2007 we adopted a new set of strategic objectives and announced a corporate realignment to focus our entire team on working to attain them. These multifaceted initiatives were developed to align our programs, performance and physical and financial resources with our Company’s mission and values. This alignment required integration of our planning, marketing and technical and informational resources. As we go forward into 2008, we believe we have made great strides in balancing our workforce with the latest advances in technology to be able to continue positive financial improvement. Despite the uncertainty facing the United States economy, especially in the consumer sector, we believe the results our team has achieved has effectively positioned us to continue this improvement in 2008 while advancing our use of technical innovation and our focus on our relationship both with and between our team members and our dental clients.”

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 48 dental laboratories located in 31 states and one Canadian province. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future sales revenues, acquisition activity, marketplace competitiveness, opportunities, technology innovations and benefits, strategic initiatives and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex’s ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex’s ability to attract, retain and motivate qualified personnel particularly at a time of corporate realignment; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex’s filings with the Securities and Exchange Commission, particularly under Item 1A, “Risk Factors” of National Dentex’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. National Dentex assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

National Dentex Corporation
Earnings Results
(Unaudited)
(In Thousands, except per share data)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Net Sales	$40,589	$41,380	$150,107	$170,361
Cost of Goods Sold	24,439	24,870	88,270	97,739
Gross Profit	16,150	16,510	61,837	72,622

Operating Expenses	14,640	14,880	50,096	58,561
Operating Income	1,510	1,630	11,741	14,061

Other Expense	190	156	786	772
Interest Expense - Net	675	631	1,523	2,803
Income Before Tax	645	843	9,432	10,486

Income Taxes	276	187	3,669	3,860
Net Income	$369	$656	$5,763	$6,626

Weighted Average Shares Outstanding:
- Basic	5,510	5,573	5,485	5,540
- Diluted	5,710	5,683	5,732	5,665

Net Income per Share:
- Basic	$.07	$.12	$1.05	$1.20
- Diluted	$.06	$.12	$1.01	$1.17
National Dentex Corporation
Selected Balance Sheet Data
(Unaudited)
(In thousands)

	December 31, 2006	December 31, 2007

Cash and Equivalents	$648	$1,689
Accounts Receivable – net	17,938	18,559
Current Assets	29,052	33,125
Current Liabilities	22,820	27,124

Working Capital	6,232	6,001

Total Assets	148,490	155,639

Long Term Obligations	42,876	37,323
Stockholders’ Equity	$82,794	$91,192

CONTACT:
National Dentex Corporation
Richard F. Becker, 508-907-7800
Executive Vice President, Treasurer